Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Excelligence Learning Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-107917, 333-75602, 333-64766, 333-6476 and 333-64762) on Form S-8 of Excelligence Learning Corporation of our report dated March 11, 2005, except for Note 3, which is as of December 30, 2005, relating to the consolidated balance sheets of Excelligence Learning Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K/A of Excelligence Learning Corporation.

Our report dated March 11, 2005, except for Note 3, which is as of December 30, 2005, contains an explanatory paragraph stating that the consolidated financial statements as of and for the year ended December 31, 2004 have been restated. In addition, the financial statement schedule on valuation and qualifying accounts has been restated.

/s/ KPMG LLP

San Francisco, California

January 31, 2006